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                                                                      EXHIBIT 12



                               MEDPARTNERS, INC.



 COMPUTATION OF RATIOS OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES



                                             SIX MONTHS ENDED
                                                 JUNE 30,             YEARS ENDED DECEMBER 31,
                                            -------------------    ------------------------------
                                              1997       1996        1996       1995       1994
                                            --------   --------    --------   --------   --------
Earnings from continuing operations:
  Pre-tax income from continuing
     operations, excluding merger expenses
     and losses on investments............  $152,873   $105,240    $235,370   $180,868   $113,802
  Fixed charges (see computation below)...    48,025     31,304      63,654     56,399     39,155
                                            --------   --------    --------   --------   --------
          Total earnings available for
            fixed charges.................  $200,898   $136,544    $299,024   $237,265   $152,957
                                            ========   ========    ========   ========   ========
Fixed charges:
  Gross interest expense..................  $ 28,329   $ 17,352    $ 35,705   $ 32,406   $ 23,105
  Rents(a)................................    19,696     13,952      27,949     23,993     16,050
                                            --------   --------    --------   --------   --------
                                            $ 48,025   $ 31,304    $ 63,654   $ 56,399   $ 39,155
                                            ========   ========    ========   ========   ========
Ratio of Earnings to Fixed Changes........      4.18       4.36        4.70       4.21       3.91
                                            ========   ========    ========   ========   ========


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(a) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company.


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